EXHIBIT 10.75

May 17, 2022

Ravi Simhambhatla

Dear Ravi,

We are pleased to confirm our offer of employment with Avis Budget Group, Inc. (“Avis Budget” or “the Company”), as EVP, Chief Digital & Innovation Officer. Your start date will be July 1, 2022 and you will report directly to Joseph Ferraro, President and Chief Executive Officer. Your base salary will be $19,230.77 paid on a bi-weekly basis, which equates to an annualized salary of $500,000.

You will be eligible to participate in our annual incentive program. Your target under the program will be 120% of your base salary and will be prorated, if applicable, for actual days employed. Actual payouts will be determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) based upon the terms of the program. The Company retains the right in its sole discretion to amend, modify, suspend or rescind the program at any time and for any reason.

You will receive a time-based Restricted Stock Unit (“RSU”) sign-on award in the amount of $5,000,000, upon approval by the Board, with an anticipated grant date in July 2022. Vesting of the sign-on RSU award will be 50% on the second anniversary of the grant date, and 50% on the fourth anniversary of the grant date, subject to your continued employment through the applicable vesting date. You will be eligible to participate in the Company’s Long-Term Incentive Plan (“LTIP”) program with an annual target award value of $900,000. For your 2022 LTIP, you will receive a prorated award in the amount of $450,000, subject to approval by the Board, with an anticipated grant date in July 2022. The 2022 LTIP will be 50% time-based RSU’s vesting evenly over three years, and 50% performance RSU’s cliff vesting after three years, with each subject to your continued employment through the vesting date, and for the performance RSU’s subject to achievement of performance goals. The number of shares subject to awards described above will be determined by dividing the value of the awards by the closing stock price on the date of grant. Equity awards under the Company’s LTIP program are determined by the Compensation Committee and in its sole discretion. The equity awards described in this paragraph will be subject to the terms and conditions of the Avis Budget Group, Inc. Amended and Restated Equity and Incentive Plan and the applicable award agreements, which include restricted covenants (including non-compete, non-solicit and confidentiality provisions).

Health and welfare benefits will become effective on the first calendar day of the month following your date of hire. You will be eligible to participate in the 401K plan as soon as administratively possible following your start date and subject to the terms and conditions of the plan guidelines. After one year of service, the Company will match individual contributions $1 for $1 up to 6% of your annual salary. You will also be entitled to participate in certain executive level perquisite programs including Vehicle Lease and Deferred Compensation. Details of these benefits will be provided.

During the first year of employment, you may commute to World Headquarters in New Jersey on a weekly basis. For the period commencing on your first date of employment through and including the one-year anniversary of such date: the Company will provide (a) up to one round trip business class flight to and from Chicago and related ground transportation to and from the airport, each week, and (b) a corporate apartment within 15 miles of Parsippany, New Jersey.

Avis Budget Group, Inc. 6 Sylvan Way Parsippany, New Jersey 07054

This offer is contingent upon verification of your education, previous employment and satisfactory references, a background check, and presentation of legally required documentation establishing your right to work in the United States, including compliance with Federal immigration and employment law requirements.

Your employment with the Company is also contingent upon the following terms:

1. During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing so).

2. You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information, and the Company’s policies and procedures.

3. You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company, and will be returned to the Company upon the end of your employment with the Company.

Please indicate your acceptance of this offer by signing below and returning an executed copy of this letter to me. Per the Company’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite for indefinite period of time. Employment with the Company is at will, and either you or the Company may terminate employment at any time, with or without cause. In addition by signing this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company, regarding your employment with the Company, and fully supersedes any prior agreements or understanding, whether written or oral.

Ravi, we are excited that you will be joining our Company. If there is anything further I can do to assist you, please do not hesitate to contact me at 973-496-3710.

Best Regards,

/s/ Ned Linnen

Ned Linnen
EVP & CHRO
Avis Budget Group

Understood and accepted:

/s/ Ravi Simhambhatla        5/17/22
________________________________________
Ravi Simhambhatla         Date

Enclosures
cc:    J. Ferraro / B. Hees / J. Sera / K. Richards / K. Sarma

Avis Budget Group, Inc. 6 Sylvan Way Parsippany, New Jersey 07054